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                               ESCROW AGREEMENT

ESCROW AGREEMENT ("Agreement") dated February ___, 1996 among NOVATEK INTERNATIONAL, INC., a Colorado corporation ("NII"), NOVATEK INTERNATIONAL HOLDINGS, INC., a Florida corporation ("NIH"), NEW ENGLAND DIAGNOSTICS CORPORATION, a Cayman Islands corporation ("NED"), and Joseph Roberts & Co., Inc. ("Escrow Agent").

                             PRELIMINARY STATEMENT

    NII and, among other parties, Medical Products, Inc., a Florida corporation ("MPI"), entered into a certain Agreement and Plan of Merger dated as of December 29, 1995 (the "Plan of Merger"). Capitalized terms used in this Agreement without definition shall have the meanings given to such terms in the Plan of Merger.

    The parties to the Plan of Merger agreed that, at closing, MPI would be merged with and into Novatek International Holdings, Inc., a Florida corporation ("NIH"), a wholly-owned subsidiary of NII (the "Merger"). A portion of the Merger Consideration is in the form of a $36,000,000 9% Convertible Debenture due January 1, 2001 (the "Debenture"), issued by NII in favor of NED in satisfaction of the NED Contingent Obligations. As provided in the Plan of Merger, if the Brazil Agreement is not executed and delivered by the Closing, the Debenture will be delivered into an escrow and held in such escrow for the benefit of NED pending completion and full execution and delivery of the Brazil Agreement. As of the date hereof, which is the Closing Date under the Plan of Merger, the Brazil Contract has not been finally executed and delivered, and NII, NED and Escrow Agent have therefor agreed to establish an escrow for the purpose of holding the Debenture as set forth in this Agreement.

    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby mutually acknowledged, the parties agree as follows:

    1. An escrow is hereby established pursuant to the terms hereof and Escrow Agent is hereby appointed as escrow agent to administer such escrow and consummate the transactions described herein. Escrow Agent accepts such appointment and agrees to perform in accordance with the terms hereof.

    2. On the date hereof ("Escrow Commencement Date"), NII shall deliver to Escrow Agent, and Escrow Agent shall receive and hold pursuant to this Agreement, the original Debenture executed by NII. A specimen of the Debenture is attached as Exhibit "A" hereto.

    3. Escrow Agent shall hold the Debenture in escrow until the "Escrow Termination Date", which shall mean the earlier of (a) 5:00

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p.m., eastern time, on September 30, 1996 or (b) the date on which the
"Condition" is satisfied.

    4. As used herein, the "Condition" shall mean receipt by Escrow Agent, prior to the Escrow Termination Date, of the following: (a) an fully executed copy of the Brazil Agreement, in the form substantially similar to the specimen attached as Exhibit "B", and certified as being true and correct by NED and NIH; and (b) written authorization from NII to release the Debenture to NED.

    5. (a) If the Condition is not satisfied by 5:00 p.m. eastern time on September 30, 1996, Escrow Agent shall terminate this escrow by delivering the original Debenture to NII by overnight courier for delivery on the following business day, with written notice of such delivery being provided to NIH and NED. In such instance, the original Debenture shall be cancelled and destroyed by NII, and shall be a nullity; and the Merger Consideration shall be deemed to exclude the Debenture and the value and rights evidenced therein. Once such delivery to NII is consummated as provided herein, this Agreement shall be terminated.

        (b) If the Condition is satisfied prior to 5:00 p.m. eastern time on September 30, 1996, Escrow Agent shall consummate this escrow by delivering the Debenture to NED by overnight courier for delivery the next business day, with written notice of such delivery being provided to NII and NIH. NED agrees to provide NII, NIH and Escrow Agent with an acknowledgement of delivery and receipt with respect to he Debenture so delivered. Once such delivery and receipt is consummated as provided herein, this Agreement shall be terminated.

    6. Notwithstanding the Closing of the Merger, and the creation of the escrow provided for in this Agreement, and the execution and delivery of the Debenture into escrow as provided herein, NED acknowledges and agrees that the Debenture is not, and shall not be deemed to be, executed and delivered in favor of NED or owned or held by NED, unless and until the Condition is timely satisfied and the Debenture is released from escrow and delivered to NED as provided in Section 5 (b) above.

    7. Escrow Agent shall promptly notify NII, NIH and NED, and promptly forward to such parties copies, of all inquiries, demands or other communications, if any, which Escrow Agent may receive during the term of this Agreement concerning the Debenture or in respect of the duties and obligations of Escrow Agent.

    8. Each of NII, NIH, NED and Escrow Agent, respectively, represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized and does not violate or conflict with any agreement, statute, regulation, order, judgment or writ that is binding upon the representing party or its assets.

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    9.  Escrow Agent shall not in any way be bound by or affected by any notice or modification or cancellation of this Agreement unless in writing, signed by all parties hereto, nor shall it be bound by any modification thereof unless the same shall be satisfactory to it. Escrow Agent shall be entitled to rely upon any judgment, certification, demand or other writing without being required to determine the authenticity or correctness of any facts stated therein or the propriety or validity of the service thereof, or the jurisdiction of the court issuing judgment and order.

    10. Escrow Agent may act in reliance upon any document, instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so. In performance of its duties hereunder, Escrow Agent will exercise the same degree of care and will give the same attention to the performance of its obligations hereunder as if the services were being performed for Escrow Agent itself. Escrow Agent may act relative to its duties hereunder in reliance upon advice of counsel and shall not be liable for any mistake of fact or error of judgment or for any acts or admissions unless caused by its willful misconduct or negligence.

    11. This Agreement sets forth exclusively Escrow Agent's duties with respect to the Debenture and any and all matters pertinent hereto. Notwithstanding references in this Agreement to the Plan of Merger in connection with defined terms or otherwise, Escrow Agent shall not refer to and shall not be bound by the provisions of any other agreement, including the Plan of Merger, other than this Agreement.

    12. Escrow Agent may at any time resign by giving written notice of its resignation to all parties. The effective date of such resignation shall be specified in the notice delivered by Escrow Agent. At the option of NII, NIH or NED, the effective date of resignation may be postponed to a date not more than sixty (60) days from the date of delivery of Escrow Agent's notice of resignation.

        (a) Prior to the effective date of resignation, the Debenture and any other property then held by Escrow Agent hereunder shall be delivered by Escrow Agent to a successor escrow agent as may be designated in writing by both NII and NED whereupon the obligations of Escrow Agent hereunder shall cease and terminate.

        (b) Failing NII's and NED's written designation of a successor escrow agent, Escrow Agent's sole responsibility shall be to retain and keep safely the Debenture and follow the directions of the final order or judgment of a court of competent jurisdiction, or Escrow Agent may file an interpleader action and deliver the Debenture to a court of competent jurisdiction in Broward County, Florida, in which case Escrow Agent shall be

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discharged of its duties and obligations hereunder.  Escrow Agent is authorized to file such a interpleader action at any time when conflicting or inconsistent claims or positions are asserted against Escrow Agent or with respect to the Debenture or any property held by Escrow Agent hereunder.

        (c) Upon Escrow Agent's resignation or termination of this Agreement for any reason other than the occurrence of the Condition prior to the end of the Escrow Termination Date, Escrow Agent will reasonably cooperate with the parties and will provide to the parties such services as may be necessary for an orderly takeover of Escrow Agent's responsibilities hereunder and for an orderly transfer of the Debenture as provided herein.

    13. Nothing contained in this Agreement shall be deemed to obligate Escrow Agent to deliver the Debenture or any other property unless the same shall at first been received by Escrow Agent pursuant to this Agreement.

    14. Escrow Agent's duties with respect to the delivery of the Debenture or any property shall be fully performed by mailing the Debenture or such property, uninsured, by nationally recognized overnight delivery service, to the respective addresses identified herein for notice purposes.

    15. Any notices, certifications or other communications required or permitted to be given, made or sent under this Agreement shall be in writing, signed by the party giving or making such notice, and such notices and any deliveries shall be delivered by nationally recognized overnight delivery service to the applicable parties at their respective addresses set forth as follows:

        Novatek International, Inc.
        1340 Neptune Drive
        Boynton Beach, Florida  33426
        Attn: Mr. Frank Cooney

        Novatek International Holdings, Inc.
        1340 Neptune Drive
        Boynton Beach, Florida  33426
        Attn: Mr. Frank Cooney

        New England Diagnostics            Notice to:  Joseph Roberts & Co. Inc.
        -----------------------                        1900 NW Corporate Blvd.
        4 Butternut Ln.                                Suite 400
        -----------------------                        Boca Raton, Fla.
        Hingham, MA                                    Attn: Joseph DeSanto
        -----------------------
        Attn: Karen Losordo
        -----------------------

        -----------------------


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    Any party shall have the right to change an address for notice or delivery purposes by giving notice of such change sent in accordance with the notice provisions hereof.

    16. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

    17. This Agreement shall be governed by and construed according to the laws of the State of Florida, exclusive of its choice of laws principles.

    18. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and no other party shall have any rights to enforce or require performance of the any of the provisions of this Agreement. This Agreement shall not be assignable by NED without the prior written consent of NII and NIH.

    19. This Agreement may no be modified or amended, and no term or provision hereof may be waived, except by written instrument signed by the parties hereto.

    20. This Agreement may be signed in counterparts, each of which shall be deemed an original document, but all of which shall constitute a single document. This Agreement shall be effective and binding when signed on behalf of NED, NII, NIH and Escrow Agent and transmitted to each party by telecopy.

    21. In the event of litigation in connection with this Agreement between Agent and Lender, all attorneys' and paralegals' fees and disbursements, court costs and related charges shall be borne by the non-prevailing party.

    22. This Agreement has been duly authorized, executed and delivered by Escrow Agent, NII, NIH and NED and constitutes a legal, valid and binding obligation of each party in accordance with its terms.

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    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly authorized, executed and delivered as of the date first written above.

                                       NOVATEK INTERNATIONAL, INC.,
                                       a Colorado corporation

                                       By: /s/ Frank J. Cooney
                                          ----------------------------
                                       Name:  Frank J. Cooney
                                            --------------------------
                                       Title:  President
                                             -------------------------

                                       NOVATEK INTERNATIONAL HOLDINGS,
                                       INC., a Florida corporation

                                       By: /s/ Frank J. Cooney
                                          ----------------------------
                                       Name:  Frank J. Cooney
                                            --------------------------
                                       Title:  President
                                             -------------------------

                                       NEW     ENGLAND     DIAGNOSTICS
                                       CORPORATION, a Cayman Islands
                                       corporation

                                       By: /s/ Karen Losordo
                                          ----------------------------
                                       Name:  Karen Losordo
                                            --------------------------
                                       Title:  President
                                             -------------------------

                                       Joseph Roberts & Co., Inc.
                                         ("Escrow Agent"),
                                       20 N. Clark St.
                                       Suite #2410
                                       Chicago, IL 60602
                                       -------------------------------

                                       By: /s/ Joseph F. DeSanto
                                          ----------------------------
                                       Name: Joseph F. DeSanto
                                            --------------------------
                                       Title: C.O.O.
                                             -------------------------

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